Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Cullman Bancorp, Inc. of our report dated March 12, 2021 relating to the consolidated financial statements of Cullman Bancorp, Inc. and to the reference to us under the heading “Experts” in the prospectus and in the proxy statement-prospectus.

/s/ Crowe LLP

Crowe LLP

Atlanta, Georgia

March 12, 2021